Exhibit 10.14

525 Almanor Ave, Suite 200

Sunnyvale, CA 94085

March 1, 2026

Dear Jenny,

Ooma, Inc. (the “Company”) is pleased to offer you a cash retention bonus in recognition of your contributions to the Company, subject to the terms of this letter (the “Agreement”).

1.
Retention Bonus. You are eligible to receive a cash retention bonus equal to $500,000, subject to applicable income and employment tax withholding (the “Retention Bonus”). The Retention Bonus shall vest as follows: (a) 50% of the Retention Bonus shall vest on March 1, 2027, and (b) the remaining 50% of the Retention Bonus shall vest on March 1, 2028, subject, in each case, to your continued employment or service with the Company through the applicable vesting date. Any portion of the Retention Bonus that vests shall be paid to you in a single lump sum on each applicable vesting date. Reference is made to that certain Executive Change in Control and Severance Agreement dated January 26, 2019, as amended from time to time, between you and the Company (the “CoC Agreement”). Defined terms used but not otherwise defined herein will have the meaning set forth in the CoC Agreement. If your employment with the Company terminates prior to a vesting date, your right to payment of any unvested portion of the Retention Bonus will be forfeited; provided, however, if your employment is terminated without Cause, or by you for Good Reason, you will receive an amount equal to 100% of the unvested portion of the Retention Bonus upon termination.
2.
No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company.
3.
Section 409A. It is intended that this Agreement be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”), and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the discretion of the Board of Directors of the Company. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.
4.
Governing Law; Waiver of Jury Trial. This Agreement and any claim, controversy, or dispute arising under or related to this Agreement or the relationship of the parties will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. IN ADDITION, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT THAT YOU OR IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT, OR ACTION OF ANY PARTY HERETO. Moreover, you agree to continue to comply with and be bound by the Arbitration Agreement entered into by and between you and the Company, which you entered into on February 28, 2026, as such agreement may be amended from time to time.

5.
Severability. In the event that any provision of this Agreement is deemed to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Agreement will be construed and enforced as if such illegal and invalid provision never existed.
6.
Non-Assignment; Successors. Other than your rights under this Agreement that are assignable by you to your estate, this Agreement is personal to each of the parties hereto. Except as provided in this Section, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto. Any purported assignment or delegation by you in violation of the foregoing will be null and void ab initio and of no force or effect.
7.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.
8.
Entire Agreement; Amendment. Except as expressly set forth herein, the foregoing sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between you and the Company, the terms in this Agreement will prevail.

Thank you for your commitment to the Company and I look forward to your continued growth and success at the Company and its business.

Sincerely,

/s/ Eric Stang

Eric Stang, President & CEO

Date Signed: March 1, 2026

* * * * *

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus. I hereby acknowledge that the Retention Bonus is subject in all respects to the terms and conditions of this Agreement, and I hereby confirm my agreement to the same.

JENNY YEH

By:	/s/ Jenny Yeh

Date Signed March 1, 2026